CONFIDENTIAL TREATMENT REQUESTED	Exhibit 2.1 Redacted

PURCHASE AGREEMENT

by and between

RURAL CELLULAR CORPORATION

and

ALLTEL COMMUNICATIONS, INC.

dated

DECEMBER 13, 2006

***Information omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

CONFIDENTIAL TREATMENT REQUESTED	Exhibit 2.1 Redacted

TABLE OF CONTENTS
1. Definitions 1
2. Formation of, and Contributions to, Newco 8
3. Purchase and Sale of the Newco Interest; Purchase Price 11
4. Time, Manner and Place of Closing 15
5. Closing Deliveries 15
6. Conditions Precedent to Seller’s Obligation to Close 16
7. Conditions Precedent to Purchaser’s Obligation to Close 17
8. Seller Representations and Warranties 17
9. Purchaser Representations and Warranties 23
10. FCC and DOJ Filings 25
11. Transition Services Agreement; Dual Licensing Agreement and Deliverables List 25
12. License to Excluded Shared Assets; Intellectual Property;*** 25
13. Compliance with Governing Regulatory Documents 26
14. *** 26
15. Intellectual Property Consents 29
16. Permits and Deferred Assets 29
17. No Inconsistent Actions 29
18. Disclosure of Materially Inaccurate Representations 30
19. Confidentiality Agreement Remains in Effect 31
20. Reasonable Efforts to Consummate Agreement 31
21. Access to Transferred Assets, Financial Information and Officers 32
22. Allocation of Consideration 32
23. Damage to Transferred Assets Prior to Closing 33
24. No Interference 33
25. Indemnification of Purchaser Indemnitees 33
26. Indemnification of Seller Indemnitees 34
27. Subrogation 35
28. Termination 35
29. Governing Law 36
30. Counterparts 36
31. Additional Instruments 36
32. Notices 36
33. *** 37
34. Miscellaneous 38

*Schedule 1A - ***

*Schedule 1B - Market

*Schedule 2(b)(i) - Licenses

*Schedule 2(b)(ii) - Network Assets and Leases

*Schedule 2(b)(vi) - Retail Leases

*Schedule 2(c)(ii) - Excluded Shared Assets

***Information omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

CONFIDENTIAL TREATMENT REQUESTED	Exhibit 2.1 Redacted

*Schedule 2(c)(iii) - Excluded Marks

*Schedule 2(d) - Assumed Liabilities

*Schedule 3(c) - Estimated Net Working Capital Calculation

*Schedule 8(l) - Compliance with Laws

*Schedule 8(w) - Operating Contracts

*Schedule 8(dd) - Financial Statements

*Schedule 8(ee) - ETC Disclosures

*Schedule 14 - ***

*Exhibit A - Form of Transition Services Agreement

*Exhibit B - [Reserved]

*Exhibit C - Form of Consent to Assignment Agreement

*Exhibit D - Form of Facilities Use Agreement

*	Omitted in accordance with Item 601(b)(2) of Regulation S-K as not material to an investment decision. The Registrant will supply any omitted exhibit or schedule to the Commission upon request.

***Information omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.
ii

CONFIDENTIAL TREATMENT REQUESTED	Exhibit 2.1 Redacted

PURCHASE AGREEMENT
THIS PURCHASE AGREEMENT (this “Agreement”) is entered into on December 13, 2006, by and between Rural Cellular Corporation, a Minnesota corporation (“Purchaser”), and ALLTEL Communications, Inc., a Delaware corporation (“Seller”).
WHEREAS, the Governing Regulatory Documents oblige ALLTEL Corporation, a Delaware corporation, to sell or cause its Affiliates, successors and assigns to sell, certain assets, including the Transferred Assets;
WHEREAS, WWC Holding Co., Inc. (the “Contributing Entity”) (i) holds the Transferred Assets including the Licenses and the spectrum encompassed by the Licenses, and (ii) is engaged in the Business in the Market;
WHEREAS, immediately prior to Closing, Seller shall cause the Contributing Entity to contribute to Newco the Transferred Assets (other than the Licenses), the Additional Subscribers’ contracts and the Assumed Liabilities; and
WHEREAS, at the time of closing, Seller shall cause the Contributing Entity to transfer the Licenses to Purchaser or its designated Affiliate; and
WHEREAS, Purchaser, or its designated Affiliate, wishes to purchase from Seller its entire right, title and interest in Newco, and receive from the Contributing Entity, the Licenses, and Seller desires to sell to Purchaser or its designated Affiliate its entire interest in Newco and cause to be assigned to Purchaser or its designated Affiliate the Licenses, in each instance on the terms and conditions set forth in this Agreement;
NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge the parties hereby agree as follows:

1.  Definitions.

Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:
“Additional Subscribers” means those customers *** that are not located in the Market, but the support of whom is integrated for billing, financial, marketing, and customer service purposes with Subscribers.
“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is controlled by, or is under common control with, such first-named Person. For the avoidance of doubt (i) each of the Contributing Entity and Newco are Affiliates of Seller, but with respect to Newco only prior to the Effective Time; and (ii) Newco is an Affiliate of Purchaser, but only from and after the Effective Time.
“Agreement” has the meaning given in the Preamble.
“Applicable Rate” means the “Prime Rate” set forth in the “Money Rates” table of The Wall Street Journal, New York edition, on the date of calculation.
“Arbitrator” has the meaning given in Section 3(d)(iii)(1).
“Assumed Liabilities” has the meaning given in Section 2(d).
“Base Purchase Price” has the meaning given in Section 3(b).
“Business” means the business of marketing, selling and providing mobile wireless voice and data telecommunications services (including the provision of long distance telecommunications services for wireless calls) in the Market.
“Cause” has the meaning given in Section 14(d)(i).
“Cellular One License Assignment” means the Consent to Assignment Agreement in the form attached to this Agreement as Exhibit C, to be entered into on the Closing Date between Seller, on behalf of itself and its Affiliates, and Purchaser, as consented to by Cellular One Properties, LLC, as a successor in interest to Cellular One Group, relating to the transfer of the licenses granted by the Cellular One Group to use the Cellular One service mark and certain related trademarks, service marks and designs in the Market.
“Closing” means the closing of the transactions contemplated by this Agreement.
“Closing Date” means the date on which the Closing occurs.
“Closing Date Statement” has the meaning given in Section 3(d)(i).
“Closing Net Working Capital” has the meaning given in Section 3(d)(i).
“Code” means the Internal Revenue Code of 1986, as amended.
“Communications Act” means the Communications Act of 1934, as amended.
“Comparable Severance Payments” has the meaning given in Section 14(d)(i).
“Confidentiality Agreement” has the meaning given in Section 19.
“Contributing Entity” has the meaning given in the Recitals.

***Information omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

CONFIDENTIAL TREATMENT REQUESTED	Exhibit 2.1 Redacted

“Control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other ownership interest, by contract or otherwise.
“Cost Attachment” has the meaning set forth in the Transition Service Agreement.
“Current Assets” means all assets (in the aggregate) that are Transferred Assets that are current (as determined by GAAP); provided that Current Assets shall not include for purposes of determining the Estimated Working Capital or Closing Net Working Capital any Excluded Assets.
“Current Liabilities” means all Assumed Liabilities that are current (as determined by GAAP).
“Damaged Assets” has the meaning given in Section 23.
“Deferred Asset” has the meaning given in Section 16.
“Deliverables List” has the meaning given in Section 11(c).
“Descriptive Memorandum” means the document titled “Summary of Divestiture Assets” distributed by Seller to Purchaser on or about October 6, 2006, consisting of 20 numbered pages plus selected financial information consisting of an unaudited balance sheet and statement of income, and accompanying notes, as of June 30, 2006.
“Designated Area” has the meaning given in Section 8(ee).
“Dispute” has the meaning given in Section 34(h).
“Dispute Notice” has the meaning given in Section 34(h)(i).
“Divestiture Trustee” has the meaning given in the DOJ Consent Decree.
“DOJ” means the United States Department of Justice.
“DOJ Consent” means the DOJ’s approval of the transactions contemplated by this Agreement, as required by the terms of the DOJ Consent Decree.
“DOJ Consent Decree” means the proposed Final Judgment filed in United States of America v. Alltel Corporation and Midwest Wireless Holdings L.L.C., Case No. 0:06 CV 03631, in the United States District Court for the District of Minnesota.
“Effective Time” has the meaning given in Section 4.
“Employees” means the employees set forth on Schedule 14 whose primary responsibility is the operation, development, sale, or license of the Transferred Assets.
“Encumbrances” when used with respect to the Transferred Assets and Newco Membership Interest, means all mortgages, liens, security interests, encumbrances (including leases, subleases, options or rights of first refusal) and defects of title of any nature whatsoever, other than those created by or attaching through the Purchaser or its Affiliates.
“Environmental Laws” means the common law, CERCLA (defined below), RCRA (defined below), National Environmental Policy Act of 1969 (“NEPA”), National Historic Preservation Act of 1966 and any applicable statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, plans, directives, authorizations, concessions and franchises of all governmental authorities, including 47 C.F.R. §§ 1.1301 1.1319, and all applicable judicial, administrative and regulatory decrees, judgments and orders, any of which relate to (i) the protection of human health or the environment from the effects of Hazardous Substances, including those pertaining to reporting, licensing, permitting, investigating and remediating discharges, releases or threatened releases of Hazardous Substances into the air, surface water, sediments, groundwater or land; (ii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances; or (iii) the ownership, occupancy, construction or operation of the Transferred Assets.
“Escalation Procedure” has the meaning given in Section 34(h)(i).
“Estimated Net Working Capital” has the meaning given in Section 3(c).
“Estimated Purchase Price” has the meaning given in Section 3(b).
“Excluded Assets” has the meaning given in Section 2(c).
“Excluded Shared Assets” means any asset used substantially in the operation of Seller’s and its Affiliates’ overall wireless telecommunications services business which must be retained to continue existing operations of the wireless properties that Seller and its Affiliates are not required to divest by the Governing Regulatory Documents, and that are not capable of being divided between the Business and the wireless telecommunications services business of Seller and its Affiliates that are not being divested, which includes but is not limited to those assets enumerated on Schedule 2(c)(ii) hereto.
“Facilities Use Agreement” means the Facilities Use Agreement attached herein as Exhibit D.
“FAA” means the Federal Aviation Administration.

***Information omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

CONFIDENTIAL TREATMENT REQUESTED	Exhibit 2.1 Redacted

“FCC” means the United States Federal Communications Commission or any successor agency or organization.
“FCC Consent” means any consent of the FCC to the transfer and assignment of the Licenses, all in accordance with the terms of this Agreement.
“FCC License Assignment” has the meaning given in Section 5(b)(ii).
“FCC Order” means FCC Order 06-146 in WT Docket No. 05-339, released October 2, 2006.
“FDS” has the meaning set forth in the Transition Service Agreement.
“Final Order” means action by a governmental authority which has not been vacated, reversed, set aside, annulled or suspended and as to which: (i) no request for stay by such authority of the action is pending, no such stay is in effect, and, if any deadline for filing any such request is designated by statute or regulation, it has passed; (ii) no petition for rehearing or reconsideration of the action is pending before such governmental authority, and the time for filing any such petition has passed; (iii) such governmental authority does not have the action under reconsideration on its own motion and the time for such reconsideration has passed; and (iv) no appeal to a court, or request for stay by a court, of such governmental authority’s action is pending or in effect, and, if any deadline for filing any such appeal or request is designated by statute or rule, it has passed.
“Financial Statements” has the meaning given in Section 8(dd).
“FTC” means the United States Federal Trade Commission or any successor agency or organization.
“GAAP” means United States generally accepted accounting principles.
“Good Reason” has the meaning given in Section 14(d)(i).
“Governing Regulatory Documents” means (i) the DOJ Consent Decree (ii) the Preservation of Assets Order and (iii) the FCC Order.
“GSM” means the Global System for Mobile Communications.
“Hazardous Substance” means any hazardous or toxic substance, pollutant, contaminant or other material which, as of the date of this Agreement, is defined as hazardous or toxic under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), and its implementing regulations; defined as a hazardous waste or regulated substance under the Resource Conservation and Recovery Act of 1976, as amended (“RCRA”) and its implementing regulations; or is regulated under any applicable Environmental Laws, including any substance which has been determined by regulation, ruling or otherwise by any governmental authority to be a hazardous or toxic substance regulated under federal or state law, and shall include petroleum and petroleum products, asbestos and polychlorinated biphenyls.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Licenses” means the FCC licenses and authorizations to construct, own and operate a wireless communications system listed on Schedule 2(b)(i).
“Losses” means any loss, damage, cost, expense, liability, obligation, claim, action, suit, demand, judgment and reasonable attorneys’ fees, but excluding any exemplary, consequential or punitive damages (other than exemplary, consequential or punitive damages payable to third parties).
“Management Trustee” shall have the meaning given in the DOJ Consent Decree.
“Management Trustee Agreement” means the Management Trustee Agreement dated October 3, 2006 between Midwest, Alltel Corporation and the Management Trustee.
“Market” means the markets specified on Schedule 1B.
“Midwest” means Midwest Wireless Holdings L.L.C., a Delaware limited liability company.
“Multi-line Business Customer” means a corporate or business customer of the Business that contracts with Seller or its Affiliate for mobile wireless services to provide multiple telephones to its employees and such services for such employees are provided pursuant to a contract with the corporate or business customer.
“Newco” means Southern Minnesota, LLC, a Delaware limited liability company.
“Newco Membership Interest” has the meaning given in Section 3(d).
“Participant” has the meaning given in Section 14(d)(i).
“PCS” means Personal Communications Services as that term is defined in 47 C.F.R. § 24.5.
“Person” means any individual, corporation, association, partnership, joint venture, trust, estate, limited liability company, limited liability partnership, governmental authority, or other entity or organization.
“Postpay Subscribers” means the aggregate number of mobile telephone numbers subscribed to the Business and associated with a land line rate center that falls within the Market that are in active service and are without unpaid charges attributable to such number over 120 days past due, ignoring telephone numbers assigned pursuant to prepaid and reseller contracts.

***Information omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

CONFIDENTIAL TREATMENT REQUESTED	Exhibit 2.1 Redacted

“Preservation of Assets Order” means, collectively, the Preservation of Assets Stipulation and Preservation of Assets Order in each case executed on September 7, 2006 and filed with the U.S. District Court for the District of Minnesota in United States of America v. Alltel Corporation and Midwest Wireless Holdings L.L.C., Case No. 0:06-CV-03631, in the United States District Court for the District of Minnesota.
“Purchaser” has the meaning given in the Preamble.
“Purchaser Deductible” has the meaning given in Section 25.
“Purchaser Indemnitees” means Purchaser and its Affiliates and their respective managers, officers, directors, employees, agents, successors and assigns.
“Purchaser Material Adverse Effect” means an event, change or occurrence that, individually or together with any other event, change or occurrence, has or is reasonably likely to have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement; provided, however, that in no event shall any event, occurrence, fact, condition, change development or effect resulting from compliance by Purchaser or its Affiliates with the terms and conditions of this Agreement or the Governing Regulatory Documents be deemed a Purchaser Material Adverse Effect.
“Purchase Price” has the meaning given in Section 3(b).
“Resolution Period” has the meaning given in Section 3(d)(ii).
“Resolved Items” has the meaning given in Section 3(d)(ii).
“Response” has the meaning given in Section 34(h)(i).
“Securities Act” means the Securities Act of 1933, as amended.
“Seller” has the meaning given in the Preamble.
“Seller Deductible” has the meaning given in Section 26.
“Seller Indemnitees” means Seller and its Affiliates, and their respective managers, officers, directors, employees and agents.
“Seller Material Adverse Effect” means an event, change or occurrence that, individually or together with any other event, change or occurrence, has or is reasonably likely to have a material adverse effect on (i) the Transferred Assets, (ii) the operations of the Business, taken as a whole, or (iii) the ability of Seller to consummate the transactions contemplated by this Agreement; provided, however, that in no event shall any of the following be deemed to constitute a Seller Material Adverse Effect: any event, occurrence, fact, condition, change development or effect resulting from (a) compliance by Seller or its Affiliates with the terms and conditions of this Agreement or the Governing Regulatory Documents, (b) a loss of Subscribers or Employees resulting from the announcement or pendency of the transactions contemplated by this Agreement, (c) changes affecting the wireless communication industry generally or the economy generally, or (d) any action taken by Purchaser or its Affiliates relating to the Business (except as may be expressly provided by this Agreement or any related agreement).
***
“Subscriber” means a mobile telephone number subscribed to the Business and associated with a land line rate center that falls within the Market.
“Tax” or “Taxes” means any taxes, duties, assessments, fees, levies, or similar governmental charges, imposed by any taxing authority, wherever located (i.e., whether federal, state, local, municipal, or foreign), including all net income, gross income, gross receipts, net receipts, sales, use, transfer, franchise, privilege, profits, social security, disability, withholding, payroll, telecommunications, utility user, unemployment, employment, excise, severance, property, windfall profits, value added, ad valorem or occupation tax, or any other similar governmental charge or imposition, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, but excluding FCC payments and fees and copyright payments and fees.
“Transfer Taxes” has the meaning set forth in Section 2(d)(v).
“Transferred Assets” has the meaning given in Section 2(b).
“Transition Services Agreement” has the meaning set forth in Section 11.
“Unresolved Items” has the meaning given in Section 3(d)(iii).
“Working Capital Target” has the meaning given in Section 3(b).

2.  Formation of, and Contributions to, Newco.

(a)  Immediately prior to the Effective Time, Seller shall (i) cause the Contributing Entity to contribute to Newco all of the Contributing Entity’s right, title, and interest to the Transferred Assets (other than the Licenses),

***Information omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

CONFIDENTIAL TREATMENT REQUESTED	Exhibit 2.1 Redacted

and the Additional Subscribers’ contracts and (ii) cause Newco to assume the Assumed Liabilities. All contributions of assets to, or assumptions of liability by, Newco shall be made pursuant to documents of transfer, assignment and contribution or assumption in form reasonably satisfactory to Purchaser. All proposed documents shall be provided to Purchaser for review and comment at least five (5) business days prior to Closing.

(b)  “Transferred Assets” means all assets, tangible or intangible, properties or rights owned, leased or licensed by the Contributing Entity and primarily used or held for use in the operation of the Business, other than the Excluded Assets, including, without limitation:

(i)  the Licenses set forth on Schedule 2(b)(i);

(ii)  all network assets and other equipment used or held for use in the Market (including transport facilities, test equipment, network management equipment, communication equipment (including transmitters and receivers, antennae, generators, towers, and network facilities)) and the tower leases set forth on Schedule 2(b)(ii);

(iii)  all owned or leased real property used or held for use to support the network assets used in the Business, including the cell sites set forth on Schedule 2(b)(ii);

(iv)  engineering records, customer and billing files and data in electronic form (and hard copies to the extent same exists), network plans, including all FCC and FAA compliance records of the Business;

(v)  all federal, state and local licenses and permits used or held for use in the Market;

(vi)  all retail facilities, contracts and operations of the Business, including the retail leases set forth on Schedule 2(b)(vi);

(vii)  equipment, furniture and other personal property (owned or leased) of the Business;

(viii)  inventory;

(ix)  the accounts receivable relating to the Business including any accounts receivable or current assets that have been written off by Seller or its Affiliates in accordance with GAAP in the ordinary course of business consistent with past practice. For purposes of clarification, Purchaser acknowledges that portions of written off accounts receivables and other current assets may have been sold to third parties in the ordinary course of business and are not assets of Seller subject to inclusion in Transferred Assets;

(x)  contracts primarily related to the Business, including Subscriber contracts, Multi-line Business Customer contracts and local agent contracts, if any;

(xi)  the minute book, membership records and other records of Newco having exclusively to do with the organization and capitalization of Newco;

(xii)  prepaid expenses related to the other Transferred Assets, and customer security deposit;

(xiii)  the Cellular One License Assignment (solely to the extent that consent of assignment of Cellular One Properties, LLC is obtained prior to Closing);

(xiv)  rights to the NPA-NXX number blocks associated with the Business;

(xv)  reseller customers located in the Market;

***Information omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

CONFIDENTIAL TREATMENT REQUESTED	Exhibit 2.1 Redacted
(xvi)  Radio Shack locations and Wal-Mart Connect Kiosks used by Seller in the Business;

(xvii)  to the extent not otherwise described in subparagraphs (i) through (xvi) above, any other asset relating to the Business and constituting a “Divestiture Asset” as such term is defined in the DOJ Consent Decree.

(c)  “Excluded Assets” means:

(i)  cash and cash equivalents other than cash included in cash registers in the Market as of the Closing Date;

(ii)  Excluded Shared Assets;

(iii)  trademarks, trade names and intellectual property, including but not limited to the marks set forth on Schedule 2(c)(iii), and all rights related thereto;

(iv)  employee benefit and welfare plans;

(v)  Any recovery in respect of any accounts receivable or current assets that have been written off in accordance with GAAP in the ordinary course of business consistent with past practice (and any recovery in respect thereof) prior to the Closing Date;

(vi)  claims for tax refunds and/or credits for periods prior to the Closing;

(vii)  minute books and tax returns of transferors (other than Newco);

(viii)  insurance policies and rights to insurance proceeds;

(ix)  any agreement, contract, commitment or arrangement with any labor union, labor organization or other representative of employees;

(x)  all licenses, authorizations and permits to use PCS spectrum in the Market except as listed on Schedule 2(b)(i);

(xi)  assets used solely to operate Seller’s GSM roaming business in the Market, including GSM roaming contracts and equipment; and

(xii)  assets used solely to operate Seller’s PCS business, including PCS roaming contracts and equipment.

(d)  “Assumed Liabilities” means all of the liabilities and other obligations (i) relating to the Transferred Assets, to the extent such liabilities and other obligations are generally consistent with the description of the Business and Transferred Assets set forth in the Descriptive Memorandum (ii) arising from contracts (including Subscriber contracts) or leases included in the Transferred Assets, or (iii) as otherwise listed on Schedule 2(d) hereto, (y) only to the extent such liabilities and other obligations arise from and after the Effective Time, and (z) exclude any liabilities or obligations arising from a breach of any of such contracts by the Contributing Entity or its Affiliates. The Assumed Liabilities shall specifically exclude the following liabilities or obligations of Seller or its Affiliates, whether or not related to the Transferred Assets or the Business: (i) all liabilities or obligations in connection with, resulting from, or arising out of, directly or indirectly, the ownership, operation or control, as applicable, of the Transferred Assets, Business or Newco Membership Interest prior to the Closing Date or the Excluded Assets at any time, including the cost and expenses of the Management Trustee and the Divestiture Trustee incurred in furtherance of performing their duties and responsibilities pursuant to the Governing Regulatory Documents; (ii) any and all employment related claims, wages, commissions, salaries, bonus, compensation, claims,

***Information omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

CONFIDENTIAL TREATMENT REQUESTED	Exhibit 2.1 Redacted

damages, pending proceedings, awards, vacation pay, paid time off, sick pay, holiday pay, severance pay, disability benefits or other claims or expenses incurred, earned or accrued prior to the Closing by the Employees and their dependents and beneficiaries under any benefit plans or otherwise other than as expressly provided in Section 14(c)(ii) of this Agreement and only to the extent such amounts are included in the calculation of Closing Net Working Capital; (iii) all liabilities or obligations for vendor payments with respect to capital expenditures that have been performed or delivered prior to the Closing Date except to the extent such amounts are included in the calculation of Closing Net Working Capital; provided that all liabilities and obligations for vendor commitments and capital expenditures performed or delivered on or after the Closing Date shall be the responsibility of and paid by Purchaser; (iv) any and all Taxes that are obligations of Seller or an Affiliate of Seller; (v) any liability of Seller or any Affiliates of Seller for Taxes arising in connection with the consummation of the transactions contemplated hereby (other than those described in Section 34(f) “Transfer Taxes”); or (vi) Taxes with respect to taxable periods (or any portion thereof) ending prior to the Closing Date that arise out of the Transferred Assets or Business; provided that, (x) any Tax attributable to a taxable period which begins before and ends after the Closing Date shall be apportioned between the portion of such period ending prior to the Closing Date and the portion beginning on the day after the Closing Date (y) in the case of real property taxes, personal property taxes, and similar ad valorem obligations, by apportioning such Taxes in accordance with local custom and practice based on the number of calendar days in the Tax period, and (z) in the case of all other Taxes (other than Transfer Taxes), on the basis of the actual activities of the Transferred Assets, as determined from the books and records of the Business for such partial period; (vii) any liabilities or obligations incurred by Seller, the Contributing Entity or Newco in the preparation, negotiation or performance under this Agreement; (viii) any indebtedness for borrowed money (including capital lease obligations); (ix) liabilities and obligations arising before, on or after the Effective Time with respect to any employee of Seller or its Affiliates that does not accept Purchaser’s offer of employment contemplated by Section 14; (x) liabilities and obligations arising on or before the Effective Time with respect to any employee of Seller or its Affiliates that accepts Purchaser’s offer of employment contemplated by Section 14, other than as expressly provided in Section 14(c)(ii) and only to the extent such amounts are included in the calculation of Closing Net Working Capital; and (xi) liabilities and obligations, including indemnity obligations, arising at any time under the Management Trustee Agreement other than as expressly provided in Section 14(c)(ii) of this Agreement, only to the extent such amounts are included in the calculation of Closing Net Working Capital.

3.  Purchase and Sale of the Newco Interest; Purchase Price.

(a)  Subject to the terms and conditions of this Agreement and in reliance on the representations, warranties and covenants herein set forth, at the Closing, Seller will, or will cause its Affiliate to, sell, transfer, convey, assign and deliver to Purchaser or its designated Affiliate, and Purchaser or its designated Affiliate will purchase and acquire from Seller or its Affiliate, (i) all of Seller’s or its Affiliate’s right, title and interest in and to its entire membership interest in Newco (the “Newco Membership Interest”), which shall constitute 100% of Newco’s membership interest and right to acquire Newco’s membership interest; and (ii) the Licenses.

(b)  In consideration for the Newco Membership Interest and the Licenses, Purchaser shall pay to Seller an aggregate amount of cash equal to *** (the “Base Purchase Price”) plus an amount equal to the difference between the Estimated Net Working Capital and *** (the “Working Capital Target”) if the Estimated Net Working Capital is greater than the Working Capital Target or, in the alternative, minus an amount equal to the difference between the Estimated Net Working Capital and the Working Capital Target if Estimated Net Working Capital is less than the Working Capital Target (the Base Purchase Price, as adjusted for the difference between the Working Capital Target and the Estimated Working Capital, the “Estimated Purchase Price”). The Estimated Purchase Price shall be subject to adjustment as provided in Section 3(d) (as adjusted, the “Purchase Price”). The Estimated Purchase Price shall be paid by wire transfer of immediately available funds by 12:00 noon New York time on the Closing Date, to such account as Seller shall designate to Purchaser in writing.

(c)  Not less than 14 calendar days prior to the Closing Date, Seller will deliver to Purchaser (i) a written statement (with appropriate supporting documentation showing the Current Assets and Current Liabilities) of its good faith estimate of the amount by which the Current Assets, as of the Closing Date, are greater or less than the Current Liabilities as of the Closing Date (the “Estimated Net Working Capital”), which shall be calculated on a

***Information omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

CONFIDENTIAL TREATMENT REQUESTED	Exhibit 2.1 Redacted

basis consistent with the calculation set forth on Schedule 3(c) and (ii) the Estimated Purchase Price based thereon. Seller shall cooperate with Purchaser to provide Purchaser with a reasonable opportunity to review and comment upon Seller’s calculation of the estimated Current Assets as of the Closing Date, estimated Current Liabilities as of the Closing Date and the Estimated Net Working Capital based thereon. Seller shall provide Purchaser and its authorized representatives reasonable access during normal business hours and without significant disruption to the business of the Seller and its Affiliates and to all books, records and employees of Seller and its Affiliates having relevant information concerning the Estimated Net Working Capital. Within 10 calendar days after receipt of Seller’s calculation of the Estimated Purchase Price, Purchaser shall, in a written notice to Seller, either accept Seller’s calculation of the Estimated Purchase Price or provide a written notice containing Purchaser’s good faith calculation of the Estimated Net Working Capital amount and describing any objections to Seller’s calculation with reasonable particularity. If Seller shall not have received a written notice of a revised calculation within this 10 calendar day period, Purchaser will be deemed irrevocably to have accepted Seller’s calculation of the Estimated Net Working Capital for the purpose of calculating the Estimated Purchase Price to be paid at Closing and for no other purpose. If Purchaser notifies Seller of its revised calculation in accordance with this Section, Purchaser and Seller shall attempt to resolve their differences through representatives who are duly authorized to negotiate with respect to all differences, and any resolution by them as to disputed amounts shall be in writing. If the parties are not able to resolve their differences prior to the Closing Date, the parties shall use the arithmetic mean of the two calculations of Estimated Purchase Price delivered by each of Purchaser and Seller in accordance with this Section 3(c) solely for the purpose of calculating the Estimated Purchase Price to be paid at Closing.

(d)  Closing Date Statement.

(i)  (a) As promptly as practicable following the Closing (but in no event later than 60 calendar days thereafter), Seller shall prepare and deliver to Purchaser a written statement (with appropriate supporting documentation showing the calculation of individual items of Current Assets and Current Liabilities, collectively, the “Closing Date Statement”) of its good faith determination of the amount by which the Current Assets, as of the Closing Date, are greater than or less than the Current Liabilities as of the Closing Date (the “Closing Net Working Capital”) calculated on a basis consistent with the accounting principles and methodologies set forth on Schedule 3(c). Solely for purposes of calculating the Closing Net Working Capital, the parties agree that if the Closing occurs (A) prior to the fifteenth day of a calendar month the Closing Net Working Capital shall be calculated as of the first day of said month, and (B) on or after the fifteenth day of a calendar month, the Closing Net Working Capital shall be calculated as of the last day of said month.

                (b) If the Closing Date is other than the first day or last day of the calendar month, Closing Net Working Capital will be adjusted as follows: The Seller shall prepare a statement that sets forth its good faith determination of the earnings before interest, taxes, depreciation and amortization for the Market for the month in which Closing occurs (the “EBITDA”) and shall deliver such EBITDA calculation with, and as an integral part of, the Closing Date Statement. Financial statements shall be prepared in a manner consistent with the methodologies and principles of the Seller and its Affiliates referenced in Section 8(dd). Subject to the provisions of this Section 3(d) regarding resolution of Unresolved Items, EBITDA will be allocated between Purchaser and Seller proportionate to the number of days that the Market was owned by each Party in the month in which Closing occurs. For example; assuming a 30-day month, if the Closing Date is the 10th calendar day of such month, Purchaser will be allocated two-thirds ((30 -10)/30) and Seller will be allocated one-third (10/30) of the EBITDA.

(ii)  Within 45 calendar days after receipt of the Closing Date Statement, Purchaser shall, in a written notice to Seller, either accept the Closing Date Statement or describe any objections with reasonable particularity. If Seller shall not have received a written notice of proposed adjustments within this 60 calendar day period, Purchaser will be deemed irrevocably to have accepted such Closing Date Statement solely for the purpose of calculating Closing Net Working Capital. In addition, any item included in the Closing Date Statement that is not objected to by Purchaser with reasonable particularity shall be deemed to have been irrevocably accepted by Purchaser solely for the purpose of calculating Closing Net Working Capital (“Resolved Items”) and any amounts included within such item shall be deemed to be final, binding and conclusive for such purpose. If Purchaser notifies Seller of its objections to the Closing Date Statement in accordance with this Section, the parties shall, within 10 calendar days (or such longer period as the parties may mutually agree) following such notice (the “Resolution Period”), attempt through representatives who are duly authorized to negotiate with respect to all outstanding differences to resolve their differences, and any written resolution by them as to any disputed amounts shall be final, binding and conclusive.

***Information omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

CONFIDENTIAL TREATMENT REQUESTED	Exhibit 2.1 Redacted

(iii)  Any amounts remaining in dispute at the conclusion of the Resolution Period (“Unresolved Items”) shall be submitted to binding arbitration in the state of Delaware for a resolution of the Unresolved Items. Except as otherwise provided in this Section 3(d), the arbitration shall be pursuant to the Commercial Arbitration Rules of the American Arbitration Association.

(1)  The arbitrator (the “Arbitrator”) shall be selected by the parties in good faith and in a timely fashion, but in no event later than 10 calendar days after the expiration of the Resolution Period. In the event that the parties are unable to agree on the selection of the Arbitrator, either party may request the American Arbitration Association to appoint the Arbitrator. Prior to the commencement of hearings, the Arbitrator shall take an oath of impartiality.

(2)  The arbitration proceedings and all testimony, filings, documents and information relating to or presented during the arbitration proceedings shall be deemed to be information subject to the confidentiality provisions of this Agreement.

(3)  Any determination of Unresolved Items, including the Closing Net Working Capital, rendered pursuant to this Section 3(d) shall be final, conclusive and binding upon the parties and any judgment thereon may be entered and enforced in any court of competent jurisdiction. The Arbitrator shall set forth in writing the determination of the Unresolved Items and a calculation of the Closing Net Working Capital based upon the amount of Resolved Items and the Arbitrator’s determinations of the Unresolved Items.

(4)  Unless Purchaser and Seller otherwise mutually agree in writing, Purchaser and Seller shall share the fees and expenses of the Arbitrator based on the following formulas: (i) Seller shall pay a portion of such fees and expenses equal to the total of such fees and expenses multiplied by a fraction, the numerator of which is the dollar amount of Unresolved Items resolved in favor of Purchaser and the denominator of which is the total dollar amount of Unresolved Items; and (ii) Purchaser shall pay a portion of fees and expenses equal to the total of such fees and expenses multiplied by a fraction, the numerator of which is the dollar amount of Unresolved Items resolved in favor of Seller and the denominator of which is the total dollar amount of Unresolved Items. Each party shall bear all the fees, costs and expenses of its own attorneys, experts and witnesses; provided, however, that in connection with any judicial proceeding to compel arbitration pursuant to this Agreement or to confirm, vacate or enforce any determination rendered pursuant to this Section 3(d), the prevailing party in such a proceeding shall be entitled to recover reasonable attorney’s fees and expenses incurred in connection with such proceeding, in addition to any other relief to which it may be entitled.

(iv)  Upon any (i) agreement or deemed agreement by Purchaser and Seller as to the Closing Net Working Capital, or (ii) the Arbitrator’s determination of the Closing Net Working Capital the parties shall, based thereupon, calculate the Purchase Price using the equation used to calculate Estimated Purchase Prices set forth in Section 3(c) above except that the for purposes of calculating the Purchase Price, the Estimated Net Working Capital will be replaced by the Closing Net Working Capital in such equation. If the Purchase Price as finally determined above is greater than the Estimated Purchase Price, Purchaser shall promptly, but no later than two (2) business days after such agreement or determination, pay to Seller the amount of such difference. If the Purchase Price as finally determined above is less than the Estimated Purchase Price, Seller shall promptly, but no later than two (2) business days after such agreement or determination, pay to Purchaser the amount of such difference.

***Information omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

CONFIDENTIAL TREATMENT REQUESTED	Exhibit 2.1 Redacted

(v)  Any amount payable in accordance with this Section 3(d) shall bear interest from and after the Closing Date through but excluding the date of payment, at the rate per annum equal to the Applicable Rate on the Closing Date. Such interest shall accrue daily on the basis of a 365-day year.

(vi)  All amounts payable in accordance with this Section 3(d) shall be paid by delivery of immediately available funds by wire transfer in U.S. dollars to, in the case of amounts payable by Purchaser, the account identified by Seller in accordance with Section 3(b) above or an alternate account that Seller may designate in writing or, in the case of amounts payable by Seller, to such account as Purchaser may designate in writing to Seller.

(vii)  During the period of any review or dispute as provided in this Section 3(d), Seller shall provide Purchaser and its authorized representatives reasonable access during normal business hours and without significant disruption to the business of Seller and its Affiliates, to all books, records and employees of Seller and its Affiliates having relevant information concerning the Closing Date Statement to the extent that such information was used in the calculation of the Closing Net Working Capital reflected thereon.

4.  Time, Manner and Place of Closing.

Unless otherwise agreed by the parties, the Closing shall take place on the fifth business day (or such fewer business days required in order to avoid an obligation by Seller to divest the Transferred Assets to a Divestiture Trustee pursuant to the Governing Regulatory Documents) after the date on which the last condition precedent set forth in Sections 6 and 7 (other than such conditions precedent that are not capable of being satisfied until the Closing) is satisfied or waived; provided that, to the extent permitted by the Governing Regulatory Documents, the Closing shall occur on the last day of an applicable calendar month if such date follows within ten (10) days of the date the closing would otherwise occur but for this provision. The Closing may be conducted by facsimile or other means of electronic transmission, but shall be deemed to take place at the offices of Alltel Communications, Inc., One Allied Drive, Little Rock, Arkansas 72202. If the Closing occurs, for purposes of this Agreement, the Closing shall be deemed to have occurred at 12:00:01 a.m. Central time on the Closing Date (the “Effective Time”) or such other time as agreed upon by Purchaser and Seller.

5.  Closing Deliveries.

(a)  At the Closing, Purchaser shall deliver or cause to be delivered to Seller:

(i)  the Estimated Purchase Price to be wired in immediately available funds to an account to be designated by Seller;

(ii)  a certificate of an officer of Purchaser, dated on the Closing Date, certifying that, as of such Closing Date each of the conditions in Section 6 is satisfied;

(iii)  the FCC License Assignment;

(iv)  executed copies of the Transition Services Agreement and the Facilities Use Agreement; and

(v)  the Deliverables List.

(b)  At the Closing, Seller shall deliver or cause to be delivered to Purchaser:

(i)  an executed copy of a document, in form and substance reasonably satisfactory to Purchaser, transferring the Newco Membership Interest to Purchaser (together with related certificate, if the Newco Membership Interest is certificated);

***Information omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

CONFIDENTIAL TREATMENT REQUESTED	Exhibit 2.1 Redacted

(ii)  an executed copy of a document, in form and substance reasonably satisfactory to Purchaser, transferring the Licenses to Purchaser or its designated Affiliate (“FCC License Assignment”);

(iii)  a certificate of an officer of Seller, dated on the Closing Date, certifying that, as of such Closing Date each of the conditions in Section 7 is satisfied;

(iv)  true and correct copies of (A) all contribution and assumption documents for Newco contemplated by Section 2, (B) the organizational documents of Newco, as in effect on the Closing Date and certified by an authorized Person, (C) minutes of all meetings of members or managers (or written actions in lieu thereof) and (D) the resignations of all directors (or the equivalent thereof) and officers, if any, of Newco;

(v)  executed copies of the Transition Services Agreement and the Facilities Use Agreement; and

(vi)  a list of any of the Employees that are Participants.

6.  Conditions Precedent to Seller’s Obligation to Close.

The obligation of Seller to consummate the transactions contemplated hereby shall be conditioned upon the satisfaction or fulfillment, at or prior to Closing, of the following conditions, unless waived in writing by Seller:
(a)  Each of Purchaser’s closing deliveries to Seller set forth in Section 5(a) shall have been made;

(b)  Each of the representations of Purchaser shall be true and correct as of the date of this Agreement and as of Closing Date as though made on and as of the Closing Date (except as otherwise expressly provided in this Agreement), and Purchaser shall have performed all of its covenants and agreements hereunder, except to the extent that any failure of any such representation or warranty to be true and correct or failure to perform such covenant and agreement would not have a Purchaser Material Adverse Effect;

(c)  The DOJ Consent shall have been obtained;

(d)  The FCC Consent shall have been obtained and become a Final Order, without the imposition of any terms, conditions or provisions on Seller or its Affiliates outside the ordinary course of business; provided however, in the event that as of January 31, 2007, the FCC Consent either shall not have been obtained and no petitions have been filed during the public notice period or shall have been obtained and no petitions were filed during the public notice period but shall not have become a Final Order, the foregoing requirement that the FCC Consent shall have become a Final Order shall be deemed waived.

(e)  All applicable waiting periods under the HSR Act (if applicable to the transactions contemplated by this Agreement) shall have expired or been terminated;

(f)  The parties shall have reached agreement regarding the terms of the FDS and the Cost Attachment; and

(g)  On the Closing Date, no suit, action or other proceeding, or injunction or final judgment relating thereto, shall be pending before any arbitrator, court or governmental authority having jurisdiction over the parties in which it is sought to restrain or prohibit the consummation of the transactions contemplated by this Agreement.

7.  Conditions Precedent to Purchaser’s Obligation to Close.

The obligation of the Purchaser to consummate the transactions contemplated hereby shall be conditioned upon the satisfaction or fulfillment, at or prior to Closing, of the following conditions, unless waived in writing by Purchaser:
(a)  Each of Seller’s closing deliveries to Purchaser set forth in Section 5(b) shall have been made;

***Information omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

CONFIDENTIAL TREATMENT REQUESTED	Exhibit 2.1 Redacted

(b)  Each of the representations of Seller shall be true and correct as of the date of this Agreement and as of Closing Date as though made on and as of the Closing Date (except as otherwise expressly provided by this Agreement) and Seller shall have performed all of its covenants and agreements hereunder, except to the extent that any failure of any such representation or warranty to be true and correct or failure to perform such covenant and agreement would not have a Seller Material Adverse Effect;

(c)  The DOJ Consent shall have been obtained;

(d)  The FCC Consent shall have been obtained and become a Final Order, without the imposition of any terms, conditions or provisions on Purchaser or its Affiliates outside the ordinary course of business; provided however, in the event that as of January 31, 2007, the FCC Consent either shall not have been obtained and no petitions have been filed during the public notice period or shall have been obtained and no petitions were filed during the public notice period but shall not have become a Final Order, the foregoing requirement that the FCC Consent shall have become a Final Order shall be deemed waived.

(e)  All applicable waiting periods under the HSR Act (if applicable to the transactions contemplated by this Agreement) shall have expired or been terminated;

(f)  Seller shall have transferred to Newco the Transferred Assets and the Additional Subscribers (except for transfers for which necessary consents of third parties have not been obtained);

(g)  the parties shall have reached agreement regarding the terms of the FDS and the Cost Attachment; and

(h)  On the Closing Date, no suit, action or other proceeding, or injunction or final judgment relating thereto, shall be pending before any arbitrator, court or governmental authority having jurisdiction over the parties in which it is sought to restrain or prohibit the consummation of the transactions contemplated by this Agreement.

8.  Seller Representations and Warranties.

Seller represents and warrants to Purchaser that as of the date hereof, (and with respect to Newco, only as of the Closing Date), and as of the Closing Date except as expressly provided otherwise:
(a)  Each of Seller, Newco and the Contributing Entity is duly organized, validly existing and in good standing under the laws of the respective states of their organization;

(b)  As of the date hereof, no Divestiture Trustee has been appointed and the time specified in Section IV.A of the DOJ Consent Order for the divestiture of the Business has not expired;

(c)  Seller has full power and authority to execute, deliver and perform its obligations under this Agreement and each of Newco and the Contributing Entity has the power and authority to consummate the transactions contemplated by this Agreement;

(d)  the execution, delivery and performance of this Agreement have been duly and validly authorized and approved by all necessary action of Seller, the Contributing Entity and Newco;

(e)  this Agreement is a legal, valid and binding obligation of Seller, enforceable against it and the Contributing Entity in accordance with its terms, except to the extent enforcement may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability affecting the rights of creditors and general principals of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity);

(f)  the execution, delivery and performance of this Agreement by Seller and the consummation by Seller and its Affiliates of the transactions contemplated by this Agreement will not result in a default under or

***Information omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

CONFIDENTIAL TREATMENT REQUESTED	Exhibit 2.1 Redacted

breach of, or require the consent, authorization or approval of, or any registrations or filings with or notices to, any Person (i) in order to comply with the governing documents of Seller, Newco or the Contributing Entity; or (ii) under any law or order to which Seller, Newco or the Contributing Entity is subject, except for (x) any notices required to be filed under the HSR Act with either the DOJ or the FTC, (y) any notice to, or any approvals of, the DOJ, in consultation with any relevant plaintiff state, required under the DOJ Consent Decree or otherwise, or (z) any transfer applications or other filings to be filed with, or any approvals of, the FCC;

(g)  The Transferred Assets as of the Effective Time will include all assets, including intangible assets, properties, franchises, licenses, permits, contracts, operations and business that are primarily used or held for use in the operation of the Business by the Seller or its Affiliates, except for the Excluded Assets. Immediately prior to Closing, Newco will own the Transferred Assets (except the Licenses) and the Contributing Entity will hold the Licenses, and immediately after the Closing, Purchaser will own the Newco Membership Interest, Newco will hold good, valid and marketable or saleable title to the Transferred Assets (except the Licensees), and Purchaser’s designated Affiliate will hold good, valid and marketable or saleable title to the Licenses (except to the extent the FCC may otherwise restrict transferability of any License), free and clear of all Encumbrances (other than those created or attaching through the Purchaser or its Affiliates);

(h)  there is no outstanding judgment, order, writ, injunction, decree or award of any arbitrator, court or governmental authority against Seller, Newco, the Contributing Entity or any of their respective Affiliates materially adversely affecting the Newco Membership Interest or the Transferred Assets or the Business or which questions the validity of any action taken or to be taken pursuant to this Agreement or in which it is sought to restrain or prohibit such transactions or to obtain damages or other relief in connection with this Agreement;

(i)  there is no litigation, arbitration, investigation or other proceeding of or before any arbitrator, court or governmental authority pending or, to the knowledge of Seller, threatened against Seller, Newco, the Contributing Entity or any of their respective Affiliates materially adversely affecting the Newco Membership Interest or the Transferred Assets or the Business or which questions the validity of any action taken or to be taken pursuant to this Agreement or in which it is sought to restrain or prohibit such transactions or to obtain damages or other relief in connection with this Agreement;

(j)  neither Seller nor its Affiliates or representatives has entered into any agreement or understanding that will result in any obligation of or claim against Purchaser, or any of its Affiliates to pay any finder’s fee, brokerage commission or similar payment in connection with the transactions contemplated hereby;

(k)  the Contributing Entity holds the Licenses, and, at Closing, the Purchaser or its Affiliate will hold the Licenses, free and clear of all Encumbrances (other than those created or attaching through the Purchaser or its Affiliate). The Contributing Entity has performed all of the material obligations required to have been performed under the Licenses, and no event has occurred or condition or state of facts exists which constitutes or, after notice or lapse of time or both, would constitute a breach of, or default under, any of the Licenses which permits or, after notice or lapse of time or both, would permit, revocation or termination of any License. No notice of cancellation or default concerning the Licenses, or of any event, condition or state of facts described in the preceding sentence, has been received by, or is known to, Seller, and the Licenses are valid, existing and in full force and effect. The Licenses (i) were granted on the grant date specified on Schedule 2(b)(i) and (ii) expire on the expiration date specified on Schedule 2(b)(i). The Licenses have been granted by Final Order, are in full force and effect, and authorize, without further consent or authorization from the FCC, the construction and operation in the areas identified on Schedule 2(b)(i);

(l)  the Contributing Entity has complied in all material respects with, and is not in material violation of, any requirement of law of a governmental authority to which the Licenses are subject or which are applicable to the ownership, operation or holding thereof, including, without limitation, Section 310(b) of the Communications Act, and all rules, regulations or orders of the FCC. To the knowledge of Seller and the Contributing Entity and except as listed on Schedule 8(l), there are no investigations, inquiries, proceedings or other administrative actions pending that related to compliance with such rules, regulations or orders, and neither the Contributing Entity nor

***Information omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

CONFIDENTIAL TREATMENT REQUESTED	Exhibit 2.1 Redacted

Newco have failed to obtain or to adhere to any requirements of any license, permit or authorization necessary to the ownership of the Licenses. Both the Contributing Entity and Newco are qualified under the FCC’s rules and the Communications Act to hold and convey the Licenses. To the knowledge of Seller, there are no facts or circumstances relating to the FCC qualifications of Seller or any of its Affiliates that would prevent or materially delay the FCC’s grant of any FCC Form 603 (or other appropriate form) application under FCC rules and the Communications Act;

(m)  with respect to the Licenses, neither Seller nor the Contributing Entity is a party to any contract, agreement or understanding, oral or written, providing for the relocation of microwave service providers or the sharing of any costs associated with any such relocation, and to the knowledge of Seller and the Contributing Entity, no microwave relocation activities, actions or efforts are planned or in progress with respect to the Licenses;

(n)  the Seller and the Contributing Entity have complied in all material respects with, and are not in a material violation of, any requirement of law to which the Business or the Transferred Assets are subject, including, without limitation, all laws relating to zoning, building codes, employees and employee benefit plans, and the Governing Regulatory Documents;

(o)  immediately prior to the Closing, (i) Seller or its Affiliate will hold of record and own beneficially all of the Newco Membership Interests, free and clear of all Encumbrances, restrictions on transfer (other than restrictions under the Securities Act and state securities laws), Taxes, options, warrants, purchase rights, contracts or commitments; (ii) the assets of Newco will consist only of the Transferred Assets (excluding the Licenses) and the Additional Subscribers’ contracts; and (iii) the liabilities of Newco will consist of only the Assumed Liabilities. Newco is and has always been an entity disregarded as an entity separate from its owner under Treas. Reg. Section 301.7701-3. Newco has no outstanding subscriptions, options, warrants, or other arrangements or commitments obligating or which may obligate it (with or without notice or passage of time or both) to issue any of its securities.

(p)  Seller has made available to Purchaser copies of the Governing Regulatory Documents. Such copies are complete and accurate and include all amendments, supplements and modifications thereto or waivers currently in effect thereunder;

(q)  This Agreement is in compliance with all applicable provisions of the Governing Regulatory Documents and with respect to the Market, Seller has complied with all applicable provisions of the Governing Regulatory Documents;

(r)  (i) no Employee is represented by any labor union or other labor organization and neither Seller, the Contributing Entity, Newco nor any of their respective Affiliates are subject to any collective bargaining agreement covering any Employee; (ii) there is no grievance pending or, to the knowledge of Seller or the Contributing Entity, threatened, regarding unfair labor practices or collective bargaining relating to the Business or the Employees; (iii) no private agreement expressly prohibits Seller or the Contributing Entity from relocating, closing or terminating any of the operations of facilities of the Business; and (iv) all Employees are employed at-will except as set forth in Schedule 14;

(s)  Except (i) *** and (ii) as provided in Section 12(b), the Transferred Assets other than the Licenses are in good operating condition and repair, ordinary wear and tear and obsolescence excepted, and the Transferred Assets taken together with the rights to be made available to the Purchaser pursuant to the Transition Services Agreement and, if the consent of Cellular One Properties, LLC is obtained, the Cellular One License Assignment constitute all of the assets necessary to conduct the Business in substantially the same manner as it is conducted as of the date hereof;

(t)  There are no defects in the environmental, zoning, licensing or other permits pertaining to the operation of the Business or Transferred Asset that will have a material adverse effect on the Business, and following Closing, Seller and its Affiliates will not undertake, directly or indirectly, any challenges to the

***Information omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

CONFIDENTIAL TREATMENT REQUESTED	Exhibit 2.1 Redacted

environmental, zoning, licensing or other permits relating to the operation of the Business, all in a manner as contemplated by the Governing Regulatory Documents;

(u)  Schedule 2(b)(ii) contains an accurate list of all owned and leased cell sites used or held for use in the operation of the Business;

(v)  Schedule 2(b)(vi) contains an accurate list of all retail leases used or held for use in the operation of the Business;

(w)  There is no fee owned real property included in the Transferred Assets. Schedule 8(w) sets forth a list of the vendors to whom payments in excess of $10,000 have been made, and the aggregate amount of such payments, during the three month period ending November 30, 2006, as reflected on the November 30, 2006 profit and loss statement.

(x)  with respect to each parcel of leased real property included in the Transferred Assets, to the best of Seller’s knowledge but without investigation, (i) true, correct and complete copies of each lease applicable thereto have been delivered by Seller or the Contributing Entity to Purchaser, together with any subleases granted with respect to the real property covered by the leases and (ii) each such lease is valid, binding and enforceable and in full force and effect, except to the extent enforcement may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability affecting the rights of creditors and general principals of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity). In addition, with respect to each parcel of leased real property included in the Transferred Assets, none of Seller, the Contributing Entity and, as of the Closing, Newco, or, to the knowledge of Seller and the Contributing Entity, any other party to any such lease, is in default of any material term thereunder or has received any written notice of default thereunder;

(y)  (i) Neither Seller nor any Affiliate has generated, used, transported, treated, stored, released or disposed of, or knowingly permitted anyone else to generate, use, transport, treat, store, release or dispose of any Hazardous Substance at, on or in connection with the ownership or occupancy of the Transferred Assets in material violation of any applicable Environmental Laws; (ii) there has not been any generation, use, transportation, treatment, storage, release or disposal of any Hazardous Substance in connection with Seller’s or an Affiliate’s ownership, occupancy or use of the Transferred Assets in material violation of any applicable Environmental Law; (iii) to the knowledge of Seller or the Contributing Entity, there has not been any generation, use, transportation, treatment, storage, release or disposal of any Hazardous Substance on, in or under any property or facility owned or leased by Seller or any Affiliate and included in the Transferred Assets which has created or might reasonably be expected to create any material liability under any applicable Environmental Law; (iv) any Hazardous Substance handled or dealt with by Seller or an Affiliate at, on or in connection with the ownership or occupancy of the Transferred Assets has been and is being handled or dealt with in material compliance with all Environmental Laws; (v) the operation of the Business by Seller and its Affiliates is in material compliance with all Environmental Laws; and (vi) there are no claims against Seller or any Affiliate by third parties, including governmental authorities, pending or, to the knowledge of Seller, threatened under Environmental Laws arising out of Seller’s or any Affiliate’s ownership, construction or use of the Transferred Assets or the condition of the Transferred Assets;

(z)  To the knowledge of Seller and the Contributing Entity and except as noted in Section 8(s), each cell site tower (including the related communication equipment) owned by Seller or its Affiliates and listed on Schedule 2(b)(ii) has been constructed in material compliance with the terms and conditions of the applicable licenses, rules and regulations of any applicable governmental authority, including, without limitation, any laws governing the construction, marking and lighting of antenna structures. Seller and its Affiliates have conducted their operations, in respect to each cell site tower owned, leased or licensed by Seller or its Affiliates and listed on Schedule 2(b)(ii), in material compliance with the terms and conditions of the applicable licenses, rules and regulations of any applicable governmental authority, including, without limitation, any laws governing the construction, marking and lighting of antenna structures. Seller or its Affiliates have made all filings, tower registrations and reports required to be made by them relating to each such cell site except where the failure to make

***Information omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

CONFIDENTIAL TREATMENT REQUESTED	Exhibit 2.1 Redacted

such filing, registration or report would not have a material adverse effect on the Business. There are no investigations, inquiries, enforcement proceedings, orders or other actions pending (or to Seller’s knowledge threatened) by the FCC, FAA and other governmental authority with respect to any cell site owned, leased or licensed by Seller and listed on Schedule 2(b)(ii);

(aa)  as of September 13, 2006, including reseller customers, the total number of Subscribers in the Market relating to the segment of the Business comprised by the Divestiture Assets was *** and the number of Postpay Subscribers was ***;

(bb)  as relates to the Transferred Assets and/or the Business, Seller and its Affiliates have timely filed all Tax returns and statements which they were required to file and such returns and statements were true and correct in all material respects. Seller and its Affiliates have paid all Taxes due prior to the date hereof and will pay when due (or contest in good faith by appropriate proceedings) all Taxes which may become due on or before the Closing Date related to the Transferred Assets. Neither Seller nor any Affiliate has waived any statute of limitations in respect of Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency related to the Transferred Assets. To the knowledge of Seller and the Contributing Entity, there are no unresolved claims raised, or investigations pending, by any governmental authority concerning the Tax liability of Seller or an Affiliate related to the Transferred Assets or the Business. All Taxes related to the Transferred Assets or the Business which Seller or an Affiliate is required by law to withhold or to collect for payment have been duly withheld and collected, and have been paid, and there are no Tax Encumbrances on the Transferred Assets except for any Tax Encumbrance arising from Taxes not yet due and owing or being contested in good faith; and

(cc)  there are no Multi-line Business Customers in the Market.

(dd)  attached hereto as Schedule 8(dd) are unaudited balance sheets of the Business as of June 30, 2006 and October 31, 2006, and unaudited statements of income, and accompanying notes, for the six and ten month periods then ended (collectively the “Financial Statements”). The Financial Statements (i) were prepared by Seller in good faith and contain no information that Seller or any of its Affiliates has reason to believe is incorrect, (ii) are derived from data maintained by the Seller or its Affiliates in the ordinary course of business and from books and records maintained in accordance with GAAP, (iii) fairly present the financial condition of the Business as of such date and the results of operations of the Business for the periods referenced therein except as otherwise noted thereon, and (iv) have been prepared consistent with the methodologies and principles generally and historically used by the Seller and its Affiliates in preparing corresponding financial information for similar operations in corresponding markets in which the Seller or its Affiliates operate.

(ee)  The Contributing Entity has obtained designation as an ETC within each designated area (collectively the “Designated Area”) in which the Contributing Entity is an ETC with respect to the Business as set forth in Schedule 8(ee). True, complete and correct copies of all orders and compliance filings relating to the ETC designations listed on Schedule 8(ee) have been delivered to Purchaser. The ETC designations are currently in full force and effect and the Contributing Entity is in full compliance with all applicable legal requirements relating to its status as an ETC, including the terms and conditions of the grant by the Minnesota Public Utilities Commission of ETC Status, and shall remain in compliance through the Effective Time. The Contributing Entity is not in default under any applicable legal requirements relating to its status as an ETC. Other than proceedings generally applicable to the industry, there is no pending complaint, legal action, governmental proceeding or investigation that is pending against the Contributing Entity, and to the knowledge of Seller and the Contributing Entity no such complaint, action, proceeding or investigation is threatened, which may terminate, suspend or modify any authorization of the Contributing Entity as an ETC. Schedule 8(ee) sets forth a complete listing of all commitments and obligations of the Contributing Entity with respect to its status as an ETC in each Designated Area.

9.  Purchaser Representations and Warranties.

Purchaser hereby represents and warrants to Seller that as of the date hereof and as of the Closing Date:

***Information omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

CONFIDENTIAL TREATMENT REQUESTED	Exhibit 2.1 Redacted

    (a)      Purchaser and any Affiliate it may designate to hold the Licenses are duly organized, validly existing and in good standing under the laws of the state of its organization;
(b)  Purchaser has full power and authority to execute, deliver and perform its obligations under this Agreement;

(c)  the execution, delivery and performance of this Agreement have been duly and validly authorized and approved by all necessary action of Purchaser;

(d)  this Agreement is a legal, valid and binding obligation of Purchaser, enforceable against it in accordance with its terms, except to the extent enforcement may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability affecting the rights of creditors and general principals of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity);

(e)  the execution, delivery and performance of this Agreement by Purchaser and the consummation by Purchaser and its Affiliates of the transactions contemplated by this Agreement will not result in a default under or breach of, or require the consent, authorization or approval of, or any registrations or filings with or notices to, any Person (i) in order to comply with the governing documents of Purchaser; or (ii) under any law or order to which Purchaser is subject, except for (x) any notices required to be filed under the HSR Act with either the DOJ or the FTC, (y) any notice to, or any approvals of, the DOJ, in consultation with any relevant plaintiff state, required under the DOJ Consent Decree or otherwise, or (z) any transfer applications or other filings to be filed with, or any approvals of, the FCC;

(f)  there is no outstanding judgment, order, writ, injunction, decree or award of any arbitrator, court or governmental authority against Purchaser or any of its Affiliates which questions the validity of any action taken or to be taken pursuant to this Agreement or in which it is sought to restrain or prohibit such transactions or to obtain damages or other relief in connection with this Agreement;

(g)  there is no litigation, arbitration, investigation or other proceeding of or before any arbitrator, court or governmental authority pending or, to the knowledge of Purchaser, threatened against Purchaser or any of its respective Affiliates which questions the validity of any action taken or to be taken pursuant to this Agreement or in which it is sought to restrain or prohibit such transactions or to obtain damages or other relief in connection with this Agreement;

(h)  neither Purchaser nor its Affiliates or representatives has entered into any agreement or understanding that will result in any obligation of or claim against Seller, or any of its Affiliates to pay any finder’s fee, brokerage commission or similar payment in connection with the transactions contemplated hereby;

(i)  Purchaser and any Affiliate it may designate to hold the Licenses, are legally qualified to (i) receive and hold the Licenses to be acquired hereby, and (ii) receive any authorization or approval from any governmental authority necessary for it to acquire any such License;

(j)  Transferred Assets will be used as part of a viable, ongoing business engaged in the provision of mobile wireless services, as contemplated by the Governing Regulatory Documents; and

(k)  Purchaser is acquiring the Newco Membership Interest for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the Securities Act.

(l)  Purchaser has sufficient financial resources to pay the Estimated Purchase Price at Closing in the manner specified in Section 3(b). Purchaser has sufficient financial resources to operate the Business after the Closing Date.

***Information omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

CONFIDENTIAL TREATMENT REQUESTED	Exhibit 2.1 Redacted

10.  FCC and DOJ Filings.

From and after the date hereof, each party shall, and shall cause its respective Affiliates to, cooperate and use all commercially reasonable efforts to take the following actions, with each party to pay its own filing fees in connection with any filings pursuant to this Section and with each party paying one-half of the filing fees relating to all FCC joint filings, notices and applications:
(a)  prepare and file with the FTC and the DOJ and other regulatory authorities as promptly as possible, but in any event no later than ten (10) business days after the execution date hereof, any notification required with respect to the transactions provided in this Agreement pursuant to the HSR Act and any supplemental information requested in connection therewith, which notification shall specifically request early termination of the waiting period prescribed by the HSR Act (to the extent applicable to the transactions contemplated by this Agreement);

(b)  prepare and file with the FCC, as promptly as practicable but in any event no later than five (5) business days after the execution hereof, all necessary applications and notices in order to obtain the FCC Consent.

Within two (2) business days of the execution of this Agreement, Seller shall notify the DOJ of this Agreement and the transactions contemplated by this Agreement, all as required under the DOJ Consent Decree. Seller or Purchaser, as applicable, will provide any additional information requested by the DOJ as provided in or required by the Governing Regulatory Documents.

11.  Transition Services Agreement; Dual Licensing Agreement and Deliverables List.

(a)  Concurrent with the execution of this Agreement, Seller and Purchaser will enter into a transition services agreement (the “Transition Services Agreement”) in the form set forth on Exhibit A providing for transition services.

(b) Within 30 days of the Closing Date, the parties shall negotiate in good faith a dual licensing agreement ***
.
(c) The parties hereto shall negotiate in good faith and, no later than ten (10) business days prior to Closing, Purchaser shall deliver to Seller a list of reports or other information relating to the services to be provided pursuant to the Transition Services Agreement (the “Deliverables List”). In accordance with the timing requirements specified in the Deliverables List, Seller shall deliver the listed reports or information to Purchaser. For purposes of clarification, Seller must consent to providing any such report or other information which Purchaser may seek to list on the Deliverables List, such consent not to be unreasonably withheld or delayed.

12.  License to Excluded Shared Assets; Intellectual Property;***

(a)  Seller hereby grants, and shall cause the Contributing Entity to grant, to Newco and Purchaser, effective upon the Closing, an option for Newco or Purchaser to obtain a non-exclusive, transferable license for a period commencing on the Closing Date and terminating upon expiration of the term of the Transition Services Agreement, to use any of the Excluded Shared Assets in connection with the operation of the Business by Newco, Purchaser or its Affiliates, subject to the approval of any relevant federal or state governmental authority pursuant the Governing Regulatory Documents.

(b)  Anything contained herein to the contrary notwithstanding, Purchaser hereby acknowledges and agrees that following Closing Seller will not grant to Purchaser, Newco or their Affiliates and Purchaser, Newco and their Affiliates do not and shall not have any right, license, permit or privilege to use or access (i) any of the Excluded Marks listed on Schedule 2(c)(iii) except to the limited extent provided in the Transition Services Agreement and (ii) ***

(c) ***

***Information omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

CONFIDENTIAL TREATMENT REQUESTED	Exhibit 2.1 Redacted

13. Compliance with Governing Regulatory Documents.

Seller shall, and shall cause each of its Affiliates to, comply with the provisions of the Governing Regulatory Documents that relate to the Business and the transactions contemplated by this Agreement.

14.  ***

(a)  ***

(b)  ***

(c)  ***

(i)  ***

(ii)  ***

(d)  ***

(i)  ***

(ii)  ***

(A) ***
(B) ***

15.  Intellectual Property Consents.

From and after the date hereof for a period not to exceed twelve (12) months from the Closing, to the extent that the Transferred Assets include intellectual property that cannot be transferred or assigned without the consent of the licensor or other third parties, Seller and its Affiliates shall, as contemplated by the Governing Regulatory Documents, use best efforts to obtain those consents.

16.  Permits and Deferred Assets.

From and after the date hereof and until Closing, each party shall, and shall cause its respective Affiliates to, use commercially reasonable efforts to obtain any local permits and any consent, authorization, approval or similar item from any non-governmental third party that is required or appropriate as a result of the transactions contemplated by this Agreement. In the event that the transfer of any Transferred Asset remains subject to receipt of any such required local permit or consent, authorization, approval or similar item from any non-governmental authority and such local governmental authority (in the case of local permits) or third party (in the case of such consents, authorizations, approvals or similar items) at Closing, Seller will not cause the Contributing Entity to transfer such asset (each such asset, a “Deferred Asset”) to Newco at or prior to Closing. With respect to any Deferred Asset (i) for a period commencing as of the Closing and ending twelve (12) months following the Closing, Seller will continue to use its commercially reasonable efforts (except as otherwise provided in Section 15) to obtain such permit, consent, authorization, approval or similar item and, to the extent possible, will provide Newco with the economic benefits and burdens (which burdens Purchaser shall cause Newco to assume, and which Purchaser agrees to guaranty) of such Deferred Asset, until such permit, consent, authorization, approval or similar item is obtained, and (ii) at the conclusion of such twelve (12) month period (or on such earlier date as the use of the Deferred Asset cease to be made available to Newco), provide Newco with a reasonable alternative (within the context contemplated by the first sentence of Section 24 of this Agreement) for any Deferred Asset for which any necessary permit, consent, authorization, approval or similar item has not been obtained, including, at Seller’s election, continuing to provide Newco with the economic benefits of such Deferred Asset.

***Information omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

CONFIDENTIAL TREATMENT REQUESTED	Exhibit 2.1 Redacted

17.  No Inconsistent Actions.

Seller and its Affiliates will not take any action that will impede in any way the permitting, licensing, operation or divestiture of the Transferred Assets.
From and after the date hereof until the Closing Date, Seller shall not, nor will it permit Newco or the Contributing Entity to, (i) take any action inconsistent with the transactions contemplated by this Agreement; (ii) sell, assign, gift, convey or otherwise transfer, or subject to any lien or security interest or otherwise encumber the Transferred Assets or the Newco Membership Interest except as contemplated hereunder; or (iii) operate the Business not in the ordinary course consistent with past practices. The Seller will, unless otherwise consented to in writing by Purchaser (which consent will not be unreasonably withheld, conditioned or delayed):
(a) Proceed with planned capital expenditures for the Business as provided in the Preservation of Assets Order;
(b) Reasonably consider taking any actions reasonably requested by Purchaser in preparation for post-closing operations of the Business and the Transferred Assets so long as such actions do not adversely interfere with the ongoing operations of the Business or the Transferred Assets, do not conflict with or violate the Governing Regulatory documents, and are not reasonably expected to expose the Seller, Contributing Entity or Newco to significant liability or expense;
(c) Promptly deliver to the Purchaser copies of all reports, documents, requests, and other information describing the results of the operation of the Market provided to or, to the extent reports and other information do not contain information which Seller deems to be confidential, by the Management Trustee or the Divestiture Trustee pursuant to the Governing Regulatory Documents;
(d) Preserve in full force and effect, as necessary and consistent with past practice, the Licenses, including in each case the timely renewal thereof.

18.  Disclosure of Materially Inaccurate Representations.

From and after the date hereof until the Closing Date, each party shall, from time to time prior to the Closing Date, promptly notify the other party of any matter hereafter arising that, if existing or known as of the date of this Agreement would have resulted in any representation or warranty of such party in this Agreement being materially inaccurate or incorrect; provided, however, that none of such disclosures shall be deemed to modify, amend, or supplement the representations and warranties of any party for purposes of this Agreement unless the other party shall have consented thereto in writing. During the same period, each party also shall promptly notify the other parties of the occurrence of any breach by such party of any covenant or agreement contained in this Agreement or of any event that may make the satisfaction of the closing conditions set forth in Sections 6 or 7 impossible or unlikely. The foregoing provisions to the contrary notwithstanding, the right to indemnification, payment of Losses or any other remedy based on the accuracy, inaccuracy of or compliance with any such representations, warranties, covenants or obligations will not be affected by any such disclosure nor by the election of the disclosing party to elect to close the transactions contemplated hereby following such disclosure.

19.  Confidentiality Agreement Remains in Effect.

The terms of that certain mutual confidentiality agreement dated as of August 18, 2006 by and among Seller and Purchaser (the “Confidentiality Agreement”) shall remain in full force and effect except to the extent expressly amended hereby. No press release or public disclosure or disclosure to any third party of the existence or terms of this Agreement or any Schedule or Exhibit hereto (including the Transition Services Agreement) shall be made by any party hereto without the consent of the other party, unless such disclosure is required by applicable law and made in accordance with the terms of the Confidentiality Agreement, including the ability of the other party to seek a protective order or other remedy (including the filing of a confidential treatment request). For a period of *** from and after the termination of the Transition Services Agreement, neither Seller nor any of its Affiliates shall use

***Information omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

CONFIDENTIAL TREATMENT REQUESTED	Exhibit 2.1 Redacted

or take any action whatsoever which would result in disclosure to any third party of any confidential information about Newco, the Business or any Transferred Asset, provided that none of such parties shall be required to maintain confidential any information which (i) is or becomes generally available to the public other than as a result of a disclosure by Seller or any of its Affiliates; (ii) is obtained from a third party, provided that such third party is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to any other Person with respect to such information, (iii) is required to be disclosed by Seller or any of its Affiliates under any applicable law or (iv) is required to enforce any rights Seller may have against, or to defend any claims made by, any third party (other than Purchaser and its Affiliates). The parties hereto agree that confidential information includes, but is not limited to, all information described in the FCC definition of “Customer Proprietary Network Information” (CPNI) set forth more particularly in 47 USC §222(h)(1) and corresponding Code of Federal Regulations, if any, as amended from time to time, and Purchaser’s roaming rates and other information provided by Purchaser to Seller pursuant to the Transition Services Agreement to enable Seller to provide services thereunder.

20.  Reasonable Efforts to Consummate Agreement.

Subject to the terms and conditions of this Agreement, each party agrees to use, and to cause its Affiliates to use, commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, and to cause to be satisfied the conditions referred to in Sections 6 and 7; provided, that nothing herein shall preclude a party from exercising its rights under this Agreement.
Each of Seller, Purchaser and their respective Affiliates shall take all necessary actions, including filing all necessary regulatory notifications and seeking all necessary regulatory approvals, in order to consummate the transactions contemplated by this Agreement and to diligently pursue the processing of any such applications and filings before the FCC or DOJ and other applicable governmental authorities, except that in no event shall Seller (other than as required by the DOJ Consent Decree) be required to divest any material asset or rights or agree to any material restriction not customarily associated with any regulatory approval. Further, each of Seller, Purchaser and their respective Affiliates agree to use their commercially reasonable efforts to take all actions necessary to obtain the consent of the DOJ to this Agreement and to avoid the appointment of a Divestiture Trustee.
The previous paragraph notwithstanding, if the DOJ pursuant to the Governing Regulatory Documents provides written notice to Seller and/or Purchaser of the DOJ's objection to the proposed transactions contemplated by this Agreement, the parties agree, for a period of five (5) business days from the receipt of the DOJ's objection, to negotiate with each other to attempt to make commercially reasonable modifications to the terms and conditions of this Agreement as would enable the parties to resolve the DOJ's objection. No party will have any obligations under this Section 20 if (a) the basis for the DOJ's objection is that Purchaser or its Affiliate is the purchaser of the assets to be divested or (b) the resolution of the objection by the DOJ would require a material diminution of the rights or a material increase of obligations of such party and notwithstanding the obligation to negotiate, neither party shall be obligated to make any modifications unless such party agrees to them in its sole discretion.

21.  Access to Transferred Assets, Financial Information and Officers.

Without limiting the terms and conditions of this Agreement or the Transition Services Agreement, from the date of this Agreement until Closing, Seller shall, and shall cause each of its Affiliates to, (a) give Purchaser and its employees, agents and representatives reasonable access during all reasonable times to the Transferred Assets, (b) provide such financial and operating data and other information relating to the Business as Purchaser may reasonably request, and (c) grant Purchaser and its employees, agents and representatives reasonable access to the respective officers, employees, agents and representatives of Seller and its Affiliates who can respond knowledgeably to questions related to the Transferred Assets and the Business, and transfer and transitional matters.

***Information omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

CONFIDENTIAL TREATMENT REQUESTED	Exhibit 2.1 Redacted
22.  Allocation of Consideration.

Purchaser shall, as promptly as practicable following the Closing (but in all events, within 45 days thereof), obtain a valuation of the Transferred Assets by a qualified independent appraiser and, based upon this valuation report, shall prepare and deliver to Seller a proposed allocation for review and comment by Seller. For purposes of delivering the initial valuation report, the parties hereto agree to use the applicable balances set forth in the Estimated Net Working Capital. Within 15 days after Seller’s receipt of such report, Purchaser and Seller shall in good faith agree on a preliminary allocation of the consideration paid for the Transferred Assets for tax purposes in accordance with the respective fair market value of the Transferred Assets and as provided for under Section 1060 of the Code. No later than five (5) business days after determination of the Closing Net Working Capital, Purchaser and Seller shall in good faith agree on a final allocation of the consideration paid for the Transferred Assets for tax purposes in accordance with the respective fair market value of the Transferred Assets and as provided for under Section 1060 of the Code. Purchaser and Seller each further agree to file their income tax returns and all other tax returns in such a manner as to reflect the allocation of the consideration as determined in accordance with this Section 22.

23.  Damage to Transferred Assets Prior to Closing.

Except as provided in Section 8(s) with respect to the MN 10 St. Peter HT cell site, in the event that any of the Transferred Assets have been damaged prior to the Closing Date by a casualty (the “Damaged Assets”), Seller shall, at its option, either (i) repair, rebuild or replace the Damaged Assets prior to Closing; or (ii) include an amount equal to the agreed upon cost of completing the replacement or repair of the Damaged Assets as a deduction in the Estimated Purchase Price payable by Purchaser at Closing, in which event Seller shall be entitled to retain the insurance proceeds (if any) payable with respect thereto.

24.  No Interference.

No terms of this Agreement will be interpreted as giving Seller or its Affiliates the ability unreasonably to raise Purchaser or its Affiliates’ costs, lower their efficiency, or otherwise to interfere with their ability to use the Transferred Assets to compete effectively. Without limiting the generality of the foregoing, Seller agrees that, for a period ending twelve (12) months following the Closing, Seller shall not, and shall cause its Affiliates not to, (i) solicit any Employee hired by the Purchaser pursuant to Section 14(a) of this Agreement or any exclusive sales agent of the Business as of the Closing Date to serve in a similar or related capacity for Seller or (ii) use its Subscriber list or similar Subscriber information in its records to directly and specifically target the Subscribers transferred hereunder for solicitation to become customers or Subscribers of wireless services provided by Seller or its Affiliates; provided, however, that the prohibition in clause (ii) shall not preclude Seller or its Affiliates from soliciting customers or Subscribers in the Market using general advertisements or communications (such as newspapers, radios, television, mailings, telemarketing) not specifically directed or targeted to the Subscribers using information in Subscriber records.

25.  Indemnification of Purchaser Indemnitees.

From and after the Closing Date, Seller shall indemnify, net of taxes, defend and hold harmless the Purchaser Indemnitees from and against and in respect of any Losses sustained, incurred or paid by any Purchaser Indemnitee in connection with, resulting from or arising out of: (a) any breach of a representation or warranty on the part of Seller under this Agreement, (b) any breach or nonfulfillment of any covenant or agreement on the part of Seller under this Agreement, (c) failure of Seller to convey or cause to be conveyed to Purchaser or its Affiliate, by transfer to Newco or otherwise, the Transferred Assets, (d) any Excluded Asset or (e) any liability or obligation arising out of or relating to the ownership or holding, as applicable, of the Transferred Assets or the operation of the Business prior to the Closing Date, except an Assumed Liability. All of the representations and warranties made by Seller in this Agreement shall survive the Closing for a period of *** months, except for those contained in (i) Sections 8(a), (b), (c), (d), (e), (j), and (o), which shall survive indefinitely and (ii) Sections 8(f), (y) and (bb), which shall survive until the expiration of the applicable statute of limitations.

***Information omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

CONFIDENTIAL TREATMENT REQUESTED	Exhibit 2.1 Redacted

If an indemnification claim made by any Purchaser Indemnitee under this Section 25 involves a third party claim, such Purchaser Indemnitee shall (i) promptly notify Seller in writing of all relevant information concerning the third party claim known to such Purchaser Indemnitee (provided that failure to so notify Seller will only relieve the indemnification obligation if and to the extent such failure results in material prejudice with respect to such third party claim) and (ii) give Seller full opportunity to control the defense of such third party claim (using counsel reasonably acceptable to such Purchaser Indemnitee); provided that the Purchaser Indemnitee can participate in any proceeding to defend such third party claim, represented by counsel of its choosing, at its own cost and expense. If, after notice thereof, Seller fails to promptly assume the defense of a third party claim for which indemnification is claimed hereunder, or, after having assumed defense of such claim, fail to diligently conduct such defense, the Purchaser Indemnitee can assume the defense thereof, and shall be indemnified for the cost and expense of such defense (to the extent such Purchaser Indemnitee is entitled to indemnification hereunder).
No Purchaser Indemnitee may be bound by any compromise or settlement of a third party claim without its consent (which shall not be unreasonably withheld, delayed or conditioned), unless (i) the sole relief is monetary damages for which the Purchaser Indemnitee shall be fully indemnified and (ii) there is no finding or admission of any violation of law or rights of any person or entity. No Purchaser Indemnitee will be entitled to indemnification for a breach by Seller of its representations or warranties unless and until the aggregate amount of the Purchaser Indemnitee’s Losses exceed *** of the Base Purchase Price (such amount begin referred to as the “Purchaser Deductible”), provided that once the Purchaser Deductible is exceeded, such Purchaser Indemnitee shall be entitled to recover all such Losses in excess of the Purchaser Deductible; and provided further, that the foregoing limitation will not apply to any fraud or willful misconduct or the breach of the representations and warranties contained at Section 8(a), (b), (c), (d), (e), (f), (g), (j), (o), (y) and (bb). Seller shall not have aggregate liability for indemnification pursuant to this Section for a breach of its representations or warranties in excess of *** of the Base Purchase Price, provided that the foregoing limitation will not apply to any fraud or willful misconduct or the breach of the representations and warranties contained at Section 8(a), (b), (c), (d), (e), (f), (g), (j), (o), (y) and (bb).

26.  Indemnification of Seller Indemnitees.

From and after the Closing Date, Purchaser, and any Affiliate, shall indemnify, net of taxes, defend and hold harmless the Seller Indemnitees from and against and in respect of any Losses sustained, incurred or paid by any Seller Indemnitee in connection with, resulting from or arising out of: (a) any breach of a representation or warranty on the part of Purchaser or its Affiliates under this Agreement, (b) any breach or nonfulfillment of any covenant or agreement on the part of Purchaser or its Affiliates under this Agreement, or (c) any Assumed Liabilities. All of the representations and warranties made by Purchaser in this Agreement shall survive the Closing for a period of *** months, except for those contained in Sections 9(a), (b), (c), (d), (e) and (h), which shall survive indefinitely.
If an indemnification claim made by any Seller Indemnitee under this Section 26 involves a third party claim, such Seller Indemnitee shall (i) promptly notify Purchaser in writing of all relevant information concerning the third party claim known to such Seller Indemnitee (provided that failure to so notify Purchaser will only relieve the indemnification obligation if and to the extent such failure results in material prejudice with respect to such third party claim) and (ii) give Purchaser full opportunity to control the defense of such third party claim (using counsel reasonably acceptable to such Seller Indemnitee); provided that the Seller Indemnitee can participate in any proceeding to defend such third party claim, represented by counsel of its choosing, at its own cost and expense. If, after notice thereof, Purchaser fails to promptly assume the defense of a third party claim for which indemnification is claimed hereunder, or, after having assumed defense of such claim, fails to diligently conduct such defense, the Seller Indemnitee can assume the defense thereof, and shall be indemnified for the cost and expense of such defense (to the extent such Seller Indemnitee is entitled to indemnification hereunder).
No Seller Indemnitee may be bound by any compromise or settlement of a third party claim without its consent (which shall not be unreasonably withheld, delayed or conditioned), unless (i) the sole relief is monetary damages for which the Seller Indemnitee shall be fully indemnified and (ii) there is no finding or admission of any violation of law or rights of any person or entity.
No Seller Indemnitee will be entitled to indemnification for a breach by Purchaser of its representations or warranties unless and until the aggregate amount of the Seller Indemnitee’s Losses exceed *** of the Base Purchase Price (such amount being referred to as the “Seller Deductible”), provided that once the Seller Deductible is exceeded, such Seller Indemnitee shall be entitled to recover all such Losses in excess of the Seller Deductible; and provided further, that the foregoing limitation will not apply to any fraud or willful misconduct or the breach of the representations contained in Section 9(a), (b), (c), (d), (e) and (h). Purchaser shall not have aggregate liability for indemnification pursuant to this Section 26 for a breach of its representations or warranties in excess of *** of the Base Purchase Price, provided that the foregoing limitation will not apply to any fraud or willful misconduct or the breach of the representations contained in Section 9(a), (b), (c), (d), (e) and (h).

***Information omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

CONFIDENTIAL TREATMENT REQUESTED	Exhibit 2.1 Redacted
27.  Subrogation.

The indemnifying party shall be subrogated to the rights of the indemnified party in respect of any insurance relating to Losses to the extent of any indemnification payments made under Sections 25 and 26. The indemnified party shall be obligated to use commercially reasonable efforts to mitigate the amount of any Losses for which it is entitled to seek indemnification hereunder, and the indemnifying party shall not be required to make any payment to the indemnified party in respect of such Losses to the extent such failure to mitigate contributed to the Loss. Any liability for indemnification under Sections 25 and 26 shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.

28.  Termination.

(a)  This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(i)  By either party, if the DOJ provides written notice to either party that the DOJ will not approve any or all of the transactions contemplated by this Agreement (including the Transition Services Agreement) and such party seeking to terminate has participated in the negotiations required by Section 20 (third paragraph) with respect to such objection;

(ii)  By either party if any court of competent jurisdiction or a governmental authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement (including the Transition Services Agreement) and such order, decree, ruling or other action shall have become final and nonappealable;

(iii)  By either party (provided that such party has not committed a material breach of its covenants, agreements, representations or warranties that has caused any condition to Closing to not be satisfied) if the Closing shall not have occurred by 11:59:59 p.m. five (5) days after the later of the date the DOJ Consent has been obtained or the FCC Final Order has been obtained; or

(iv)  By mutual written agreement.

(b)  In the event of termination of this Agreement prior to Closing by any party, except as otherwise provided in the following sentence of this Section 28, all rights and obligations of the parties under this Agreement shall terminate without any liability of any party to any other party (except for any liability of any party then in breach of its covenants, agreements, representations or warranties hereunder). The provisions of this Section 28 and Sections 1, 29, 30, 32 and 33 shall expressly survive the termination of this Agreement.

29.  Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any of the conflict of law rules thereof.

30.  Counterparts.

This Agreement may be executed in any number of counterparts (including facsimile counterparts), each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

***Information omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

CONFIDENTIAL TREATMENT REQUESTED	Exhibit 2.1 Redacted

31.  Additional Instruments.

From time to time after the Closing Date, each party shall, and shall cause its Affiliates to, if reasonably requested by another party, make, execute and deliver such additional assignments and other instruments, as may be reasonably necessary or proper to effectuate the intent of the transactions contemplated hereby. Such efforts and assistance shall be at the cost of the requesting party.

32.  Notices.

All notices required or permitted to be given under the provisions of this Agreement shall be (a) in writing, (b) sent by facsimile, delivered by personal delivery, or sent by commercial delivery service or certified mail, return receipt requested, (c) deemed to have been given on the date sent via facsimile with receipt confirmed, the date of personal delivery, or the date set forth in the records of the delivery service or on the return receipt, and (d) addressed as follows:
If to Seller:
Alltel Communications, Inc.
One Allied Drive
Little Rock, AR 72202
Telephone: (501) 905-8000
Facsimile: (501) 905-0962
Attention: General Counsel, Executive Vice President and Secretary

If to Purchaser:

Ann Newhall, EVP & COO
Rural Cellular Corporation
3905 Dakota Street, SW
Alexandria, MN 56308
Telephone:  (320) 762-2000
Facsimile: (320) 808-2181

With a Copy to:

Rural Cellular Corporation
302 Mountain View Drive, Suite 200
Colchester, VT 05446
Attn.: Elizabeth Kohler, Vice President, Legal Services
Telephone:  (802) 654-5093
Facsimile: (802) 654-5050
E-mail address: BethLK@unicel.com

with a copy to (which shall not constitute notice):

Moss & Barnett, A Professional Association
4800 Wells Fargo Center
90 South Seventh Street
Minneapolis, MN 55402-4129
Attn: Richard J. Kelber, Esq.
Telephone: (612) 877-5380
Facsimile:(802) 877-5999
E-mail address: kelberj@moss-barnett.com

33.  ***

34.   Miscellaneous.

***Information omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

CONFIDENTIAL TREATMENT REQUESTED	Exhibit 2.1 Redacted

(a)  Compliance with Governing Regulatory Documents.

Notwithstanding anything contained herein to the contrary, neither Seller nor Purchaser shall be required to take any action (or omit to take any action) that would be in contravention of the Governing Regulatory Documents, and no party shall be liable for any action taken (or omission to take any action) that is necessary in order to comply with the Governing Regulatory Documents. In the event that the terms of this Agreement are in conflict with the Governing Regulatory Documents, the parties agree to negotiate in good faith to amend the terms hereof in order to effectuate the purposes of this Agreement in accordance with the terms of the Governing Regulatory Documents.
(b)  Amendment.

This Agreement may be amended by a writing signed by both parties. To the extent that any provision herein is deemed to be unenforceable or contrary to applicable law (including any order, decree or judgment imposed by any governmental authority to which any party hereto is subject), the parties shall amend the terms hereof to the extent required by such law (or order, decree or judgment).
(c)  Expenses.

Except as set forth in Sections 10 and 34(f) and except as may otherwise be agreed in other writing by the parties, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.
(d)  Third Parties.

The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and assigns and, in the case of Sections 25 and 26, the Purchaser Indemnitees and the Seller Indemnitees, and they shall not be construed as conferring any rights or remedies on any other Persons.
(e)  Specific Performance.

The parties acknowledge that their obligations hereunder are unique and that, prior to Closing, remedies at law, including monetary damages, will be inadequate in the event either party should default in the performance of its obligations under this Agreement. Accordingly, in the event of any such breach prior to Closing, the non-defaulting party shall be entitled to a decree of specific performance pursuant to which the defaulting party is ordered to affirmatively carry out its pre-closing obligations under this Agreement. The foregoing shall not be deemed to be or construed as a waiver or election of remedies by either party, both of whom expressly reserve any and all rights and remedies available to it at law or in equity in the event of any breach or default by the other party under this Agreement prior to Closing.
(f)  Transfer Taxes.

Seller, on the one hand, and Purchaser, on the other hand, shall bear equally the expense of all use, sales, transfer and other similar transaction taxes, if any, imposed solely and directly by reason of the transactions contemplated by this Agreement.
(g)  Assignment.

Except as otherwise provided in this Agreement, neither party hereto may assign this Agreement without the prior written consent of the other party hereto; provided that the Purchaser may, without the consent of the Seller, assign this Agreement, or any of its rights, interests and obligations, to any Affiliate of Purchaser prior to Closing; and provided further that each of Seller and Purchaser may, without the consent of the other party, assign this Agreement, or any of their respective rights, interests and obligations hereunder, to any Affiliate thereof after the Closing, but none of the assignments described in this section shall relieve the assignor of its obligations hereunder. Any such purported assignment in violation of the provisions of this section shall be null, void and of no legal effect whatsoever. This Agreement shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.
(h)  Dispute Resolution.

***Information omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

CONFIDENTIAL TREATMENT REQUESTED	Exhibit 2.1 Redacted

If a dispute arises between the parties with respect to the terms and conditions of this Agreement (other than pursuant to Section 3(d)), or a party’s performance of its obligations hereunder (a “Dispute”), the parties agree to use and follow this dispute resolution procedure prior to initiating any judicial action:
(i)  Claims Procedure

If a party shall have a Dispute, such party shall provide written notice to the other party in accordance with the provisions of Section 32 of this Agreement, in the form of a claim identifying the nature of the Dispute in sufficient detail to describe the basis for the claim (a “Dispute Notice”). Upon receipt of the Dispute Notice, the other party shall have five (5) business days to provide a written response to the Dispute Notice (the “Response”). The party providing the Dispute Notice shall have an additional five (5) business days following its receipt of the Response, to accept the proposed resolution or to request implementation of the procedure set forth in subsection (ii) below (the “Escalation Procedure”). Failure to comply with the time limitations set forth in this subsection may result in the implementation of the Escalation Procedures.
(ii) Escalation Procedure

At the written request of a party involved in the Dispute and in compliance with the above paragraph, each party shall appoint a knowledgeable, responsible representative to negotiate in good faith to resolve such Dispute. The parties intend that these negotiations be conducted by experienced representatives of senior management empowered to decide the issues and who are knowledgeable regarding matters pertaining to the business segment (e.g., operations, finance, etc.) impacted by the Dispute. The business representatives will attempt to resolve the Dispute within five (5) business days of receiving the written request. If the Dispute cannot be resolved within that time period, then the parties may resort to judicial action or other remedies.
[Remainder of Page Intentionally Left Blank]

***Information omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

CONFIDENTIAL TREATMENT REQUESTED	Exhibit 2.1 Redacted

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.
ALLTEL COMMUNICATIONS, INC.

By: /s/ Richard N. Massey
Name: Richard N. Massey
Title: Executive Vice President

RURAL CELLULAR CORPORATION

By: /s/ Richard Ekstrand
Name:  Richard Ekstrand
Title: President / CEO

***Information omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.